Exhibit  99.1

NOTICE TO CREDITORS OF BULK SALE

(Secs. 6104, 6105 California Commercial Code)

Notice is hereby given to creditors of the within named seller that a bulk sale is about to be made of the assets described below.

The names and business addresses of the seller are:

GBase Communications

420 North Wiget Lane

Walnut Creek, CA  94598

The location in California of the chief executive office of the seller is:  (If “same as above,” so state.)

Same as above.

As listed by the seller, all other business names and addresses used by the seller within three years before the date such list was sent or delivered to the buyer are:  (If “none,” so state.)

GBase Communications (see address listed above) and 150 North Widget Lane, Walnut Creek, CA 94598

First International Base Station, Inc., 150 North Widget Lane, Walnut Creek, CA 94598

The names and business addresses of the buyer are:

interWAVE Advanced Communications, Inc.

312 Constitution Drive

Menlo Park, CA  94025

The assets to be sold are described in general as GBase Communications’ right, title and interest in and to certain of the following: (i) real property, (ii) tangible personal property, (iii) accounts, notes and other receivables, (iv) prepaid assets and expenses, (v) books and records, (vi) registered and unregistered intellectual property rights and related technology, rights and products associated therewith, (vii) rights under contracts and agreements, (viii) rights under permits and other governmental authorizations, (ix) claims, actions, and deposits, and (x) insurance policies and refunds.

and are located at: 420 North Wiget Lane, Walnut Creek, CA, 94598

The business name used by the seller at the location is: GBase Communications.

The anticipated date of the bulk sale is September 26, 2002 at the office of Wilson, Sonsini, Goodrich & Rosati, One Market Street, Spear Tower, Suite 3300, San Francisco, CA, 94105.

The bulk sale is not subject to California Uniform Commercial Code Section 6106.2

Dated: September 10, 2002	/s/ Priscilla Lu
Priscilla Lu, President
interWAVE Advanced Communications, Inc.